Exhibit 99.1

Tronox Announces Appointment of
 Lucrèce Foufopoulos-De Ridder to its Board of Directors

STAMFORD, Conn., May 8, 2024/PRNewswire/ – Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today announced the appointment of Lucrèce Foufopoulos-De Ridder to the Board of Directors effective May 8, 2024.  Mrs. Foufopoulos-De Ridder will also serve as a member of the Corporate Governance and Sustainability Committee of the Board. Following the appointment of Mrs. Foufopoulos-De Ridder, the Board will be comprised of 10 directors, 6 of whom are independent.

"We are pleased to welcome Lucrèce to the Tronox Board," said Ilan Kaufthal, chairman of Tronox. "Lucrèce's executive leadership experience in the chemicals industry, focus on technology and innovation and global mind-set coupled with her passion for sustainability will be invaluable to Tronox.  As we noted in our 2024 proxy statement, the Board has been, and will continue to, actively recruit executives like Lucrèce with the right mix of skills, experience and perspective to help Tronox become the global leader in vertically integrated, sustainable mining and upgrading solutions.”

Mrs. Foufopoulos-De Ridder’s career in the specialty chemical and petrochemical industry spans more than 25 years.  From January 2019 until December 2023 she served as both an officer and board member of the Borealis Group, one of the world’s leading providers of advanced and sustainable polyolefin solutions, where she was the Executive Vice President Polyolefins, Circular Economy Solutions and Innovation & Technology. Prior to this, she served Eastman Chemical Company as Vice President and General Manager, Rubber Additives, from 2015 to 2018 and Chief Commercial Officer from 2014 to 2015.  Preceding her time at Eastman Chemicals,  Mrs. Foufopoulos-De Ridder held a variety of business, strategy, commercial and technology leadership roles at the Dow Chemical Company, Rohm and Haas, Dow Corning and Raychem Corporation.

Mrs. Foufopoulos-De Ridder also serves as a director of Amcor PLC, a global leader in responsible packaging solutions for food, beverage, pharmaceutical, medical, home and personal-care and other industries, Sika AG, a global specialty chemicals leader in solutions for the building sector and automotive industry, and Royal Vopak N.V., a global independent infrastructure provider.

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About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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